Exhibit 10.9

Upon a motion by Mr. Novier, seconded by Mr. R. Frome and carried, the following Agreement for Deferment of Directors Fees was adopted.

AGREEMENT FOR DEFERMENT OF DIRECTORS FEES

By resolution of the Board of Directors of Hamilton Federal Savings and Loan Association, the following agreement for the unfunded deferment of payment of directors fees has been adopted effective January 1, 1984.

Section 1. PURPOSE - The purpose of the agreement is to provide an opportunity for the Directors to accumulate wealth for retirement and to provide the use of funds for business activities. The agreement applies to all fees received: regular meeting fees, special meeting fees and committee fees.

Section 2. PARTICIPANTS - All active Directors are eligible for participation.

TERM OF THE AGREEMENT - The agreement is effective for calendar years beginning January 1, 1984, and will continue in effect until terminated by action of the Board of Directors or other legal authority.

Section 3. ELECTIONS - Each Director may elect on or before December 31, of any year to defer receipt of all or a specified part of his Director’s fees for the succeeding calendar year. An election to defer fees continues in all succeeding years unless the Director terminates the election by written request.

Any person elected to fill a vacancy on the Board who was not previously a Director on the preceding December 31, may elect, before his term begins, to defer all or a specified part of his fees for the balance of the calendar year following such election and for succeeding calendar years.

Section 4. DEFERRAL OF FEES - On receipt of a written election by a Director, Hamilton Federal Savings and Loan Association will establish an accounting record of the fees deferred by such Director. The deferred fees will be recorded as a current operating expense for accounting purposes but will not be deducted by Hamilton Federal Savings and Loan Association on its income tax returns until the year of actual payment. An unfunded liability for deferred but unpaid fees and accumulated interest will be recorded on the books and records of Hamilton Federal Savings and Loan Association. Nothing contained herein shall be deemed to create a trust of any kind. No participant shall have any right to receive any current or accumulated deferred compensation or interest for any year until such time as described in Section 6. To the extent that any person, including the participant, acquired a right to receive payments from Hamilton Federal Savings and Loan Association under the Agreement such right shall be no greater than the right of any unsecured general creditor of Hamilton Federal Savings and Loan Association. Furthermore, such right may not be pledged, transferred or assigned in whole or in part.

Section 5. INTEREST - Interest (based on the highest Savings Certificate rate when credited) on the deferred fees will be compounded daily and credited to the account of each Director monthly from the day the deferred fees were otherwise payable until distribution of all deferred amounts.

Section 6. PAYMENT - The amounts deferred and the accumulated interest will be distributed in annual installments (or quarterly installments if so elected) over a ten-year period (or over a lesser period if so elected) beginning with the first calendar year immediately following the year in which the Director ceases to be a Director (or such earlier time if so elected at the time of the election to defer). Upon the death of a Director or former Director prior to the expiration of the payment period, the balance of his deferred fees and interest will be payable to his beneficiary (as defined in Section 7(a)) in full on the first day of the next calendar year following his death.

If the beneficiary shall have predeceased the participant, or if a beneficiary has not been designated by the participant, then the balance shall be payable in a lump sum to the participant’s estate in full on the first business day of the next calendar year following his death.

In the event a participant ceases to be a Director and becomes disabled (as defined in Section 7(b)) or incurs other hardship, the entire balance (or a portion) of his deferred fees, including interest, may, if directed by the Board of Directors, in its sole discretion, be paid to him immediately in a lump sum.

In the event a Director ceases to be a Director and becomes an officer or director with any business that is in competition with the corporation, the entire balance of his deferred fees, including interest, may, if directed by the Board of Directors, in its sole discretion, be paid to him immediately in a lump sum.

Section 7. DEFINITIONS

(a)	“Beneficiary” shall mean the person or persons designated in writing as such and filed with Hamilton Federal Savings and Loan Association at any time by the participant. Any such designation may be withdrawn or changed in writing, but only the last designation on file with Hamilton Federal Savings and Loan Association shall be effective.

(b)	“Disability” shall mean the incapacity of the Participant to perform as a Director which would be appropriate for a person of his prior physical status, intellectual ability or experience, due to a mental or physical disability which shall have been certified to by a physician acceptable to Hamilton Federal Savings and Loan Association.

There being no further business to come before the meeting, a motion was duly made and seconded to adjourn.

/s/ William E. Turner
Secretary

/s/ A. Milton Frome
Chairman of the Board

Proposed Amendment to “Agreement for Deferment of Directors Fees” and

“Agreement for Deferment of Salaries”

The third paragraph of page 2 of each agreement would be amended as follows

In the event a participant ceases to be a Director (Officer) and becomes disabled or if the participant incurs another hardship, the entire balance (or a portion) of his deferred fees (salary), including interest, may if directed by the Board of Directors at its sole discretion be paid in a lump sum or in installments. If installment payments have begun and the participant incurs another hardship the installment payments may be accelerated at the sole discretion of the Board of Directors.

Subparagraph (c) would be added to Section 7. Definitions as follows

“Other hardship” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an “other hardship” would depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

1)	Through reimbursement or compensation by insurance or otherwise,

2)	by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause financial hardship, or

3)	by cessation of Deferrals under the Plan.

The need to send a Participant’s child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.

HAMILTON FEDERAL BANK

AGREEMENT FOR DEFERRED COMPENSATION

OF DIRECTORS FEES

1999 Amendment

WHEREAS, Hamilton Federal Bank (the “Bank”) has approved and implemented, for all directors, the Hamilton Federal Bank Agreement for Deferred Compensation of Directors Fees (the “Agreement”); and

WHEREAS, the Bank’s Board of Directors (the “Board”) has resolved to amend the Agreement to permit each director to elect to receive in-service distributions from his or her account, and to select the investment return that will be credited to his or her account,

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows, effective immediately:

1. Section 2 of the Agreement shall be revised by replacing its first sentence with the following sentence:

All active Directors and directors emeritus are eligible for participation. <Italics here highlight new text.>

2. Section 4 of the Agreement shall be amended by deleting its fourth sentence (in order to permit the Bank to establish a grantor trust as an unsecured funding vehicle for benefits).

3. Section 5 of the Agreement shall be amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, a Director may irrevocably elect, on an Investment Election Form materially in the form attached as Exhibit “A”, to have the Director’s account balance or a portion thereof credited with an investment return based on the Director’s investment elections made pursuant to this paragraph. At the end of each month during which a Director’s account has a positive value, Hamilton Federal Bank shall honor any investment election that a Director makes on his or her Investment Election Form; provided that each Director’s election is irrevocable until the Trustee implements a change specified on a superseding Investment Election Form filed by the Director. Elections made before December 1, 1999, however, shall take effect December 1, 1999. In the event a Director files more than one valid Investment Election Form, the most recent valid election shall supersede any and all prior elections. For purposes of this paragraph, a Director’s election shall

Hamilton Federal Bank

Agreement for Deferred Compensation of Directors Fees

1999 Amendment

be deemed to be approved on the day of its execution by or delivery to Legg Mason Trust, fsb (or its successor as trustee of the trust associated with this Agreement), unless within the ensuing three days the Trustee rejects the election through a written notice that (i) is delivered to the Director who made the election and (ii) specifies the reasons for its rejection.

4. Section 6 of the Agreement shall be amended by replacing “calendar year” with “calendar month in which administratively practicable”.

5. Section 6 shall be further amended by adding the following paragraph at the end of the section:

Each Director may elect, on a Distribution Election Form materially in the form attached as Exhibit “B”, to withdraw all or any portion of his or her account, provided that such election is made at least one year prior to the date on which the election is to take effect.

6. All references within the Agreement to Hamilton Federal Savings & Loan Association (or the “Association”) shall henceforth refer to Hamilton Federal Bank (or the “Bank”).

7. Exhibits “A” and “B” of the Agreement shall henceforth provide as attached hereto.

WHEREFORE, on this 8th day of November, 1999, the Bank hereby adopts this 1999 Amendment to the Agreement.

Witnessed by:	HAMILTON FEDERAL BANK

/s/ James F. Hershner	By	/s/ James H. Ritter
Its President

EXHIBIT B

HAMILTON FEDERAL BANK

AGREEMENT FOR DEFERRED COMPENSATION OF DIRECTOR FEES

Participation Election Agreement

I,                              have been designated as an eligible individual to participate in the Hamilton Federal Bank Agreement for Deferred Director Fees (the “Agreement”). Subject to the terms of the Agreement, I hereby make the following elections:

I.	Participant Deferral Election

I elect to defer                 % (or $                  ) of my compensation (as defined in the Agreement) which would otherwise be earned and payable in 2012 to my Participant Account under the Agreement. I understand that my deferral election will not continue in subsequent years and that I must complete a new Participation Election Agreement in order to defer amounts in subsequent years.

II.	Time of Payment

I elect to begin receiving the balance in my Participant Account that reflects compensation deferred for the year 2012 as follows (select one of the following):

upon my separation from service with the Bank; or

on (provide date).

III.	Form of Payment

I elect to receive the balance in my Participant Account that reflects compensation deferral for the year 2012 as follows (select one of the following):

in the form of a lump sum distribution; or

in the form of annual/quarterly (select one) payments in equal installments over years.

I understand that my election may only be changed in accordance with the terms of the Agreement.

IV.	Beneficiary Election

I understand that, in the event of my death, any amount to which I am entitled under the Agreement will be paid to the beneficiary designated by me or, if none, to my surviving spouse or, if none, to my surviving children, or if none, to my estate. I further understand that the last beneficiary designation filed during my lifetime revokes all prior beneficiary designations previously filed by me for purposes of the Agreement. I hereby state:

that                              (insert name) residing at

whose Social Security number is         -        -            , is designated as my primary beneficiary.

                                          (insert name) residing at

whose Social Security number is         -        -            , is designated as my secondary beneficiary.

If my secondary beneficiary(ies) are not living at the time of this distribution,

then my contingent beneficiary shall be

residing at

whose Social Security number is         -        -            .

V.	Compliance with Section 409A

The Bank intends this Participation Election Agreement and the Participant’s elections under the Agreement to conform in all respects with Section 409A of the Internal Revenue Code of 1986 (the “Code”) in both form and operation. Notwithstanding any other provision in the Agreement or this Participation Election Agreement, the Bank reserves the right to amend any provision of the Agreement or the Participation Election Agreement or take any other action it deems appropriate to ensure compliance with Section 409A of the Code, including altering the time and form of any distribution. Further, the elections made in this Participation Election Agreement at this time only relate to compensation deferred for the calendar year 2012. All amounts previously deferred under the Agreement shall be treated in accordance with amounts grandfathered under the provisions of Section 409A.

Date	Signature of Participant

Witness	Social Security Number

RECEIVED AND ACCEPTED:	HAMILTON FEDERAL BANK

Date:	By:

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